Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

UCT Completes Acquisition of Quantum Global Technologies, LLC.

•	Significantly enhances UCT’s position as a global solutions provider to the semiconductor industry (IDM & OEM)

•	Adds recurring revenue stream from installed base vs WFE spend

•	Expected to be accretive to UCT’s net income on a non-GAAP basis in the fourth quarter 2018

•	Expected to enhance operating margin and free cash flow profile

HAYWARD, CA, August 27, 2018 -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor and display capital equipment industries, has completed its previously announced acquisition of Quantum Global Technologies LLC (“QGT”) for $342 million in cash, subject to customary balance sheet adjustments. UCT funded the transaction and refinanced its existing debt using cash on hand and net proceeds from a new $350 million Term Loan and a $65 million Revolving Credit Facility.

“We are very excited about the combination of UCT and QGT as it creates a premier supplier of enhanced offerings, services and capabilities to the semiconductor market, enabling us to better serve our combined IDM and OEM global customer base,” said Jim Scholhamer, CEO. “Our leadership team is committed to ensuring a smooth transition and we are confident our increased scale will extend our leadership position and provide an excellent platform for profitable growth.”

As of June 29, 2018, pro forma combined revenue, net income and Adjusted EBITDA, on an LTM basis for UCT and QGT was $1.3 billion, $105 million and $167 million respectively. As of June 29, 2018, UCT’s pro forma Total Debt/Adjusted EBITDA was 2.2x and pro forma Net Debt/Adjusted EBITDA was 1.5x (on an LTM basis after taking into account QGT indebtedness that will be repaid in connection with the closing of the transaction).

Barclays served as lead bookrunner for the acquisition financing. Needham & Company, LLC served as financial advisor to UCT and Davis Polk served as UCT’s legal advisor. Cowen served as financial advisor to QGT and Fox Rothschild LLP served as QGT’s legal advisor.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor and display capital equipment industries. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

About Quantum Global Technologies, LLC

QGT is a leading provider of ultra-high purity outsourced parts cleaning (OPC), process tool part recoating, surface treatment and analytical services to the semiconductor and related industries. With 1,800 employees in 19 Advanced Technology Cleaning Centers and 5 analytical testing laboratories located in 8 countries, QGT provides Process Improvement Through Consistently Cleaner Parts® that meet today's demanding sub-10nm requirements. QGT’s objective is to allow its customers to focus on their core, profit- making competencies while reducing costs and removing uncertainties from their processes. QGT is headquartered in Quakertown, Pennsylvania.

Non-GAAP Financial Measures

This release and the accompanying tables include a discussion of Pro Forma Adjusted EBITDA for UCT and QGT, which is a non-GAAP financial measure that is provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define “Adjusted EBITDA” as net income (loss) plus provision for (benefit from) taxes, interest expense, other expense (income), depreciation expense, amortization expense, stock-based compensation expense, and other infrequent or unusual items.

Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, the definition of Adjusted EBITDA used in this press release may not be comparable to the definitions as reported by other companies.

We believe Adjusted EBITDA is relevant and useful information because it provides UCT and investors with additional measurements to analyze past operating performance and enterprise value. The unaudited Pro Forma Adjusted EBITDA financial information is not necessarily indicative of the results of income in future periods or the results that actually would have been realized had UCT and QGT been a combined company during the specified period.

A reconciliation of pro forma-Adjusted EBITDA to pro forma net income is provided in the accompanying table.

Forward-looking Language

This press release contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. Words such as "anticipates,", "projection", "forecast", "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," and similar expressions are used to identify these forward- looking statements. Forward looking statements included in this press release include, without limitation, future financial and operating results, and benefits of the transaction and future opportunities for the combined company. Forward -looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) the ability of UCT to successfully integrate Quantum's operations and employees; (2) unexpected costs, charges or expenses resulting from the transaction; (3) UCT’s ability to successfully grow its or Quantum's business; (4) potential adverse reactions or changes to business relationships resulting from the completion of the transaction; (5) the retention of key employees, customers or suppliers; and (6) legislative, regulatory and economic developments, including changing business conditions in the semiconductor industry markets overall or the economy in general. These risks and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in UCT’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

Contact:

Rhonda Bennetto

Investor Relations

(250) 370-9030

rbennetto@uct.com

Unaudited Reconciliation of Pro Forma Combined GAAP Net Income to Pro Forma Combined Adjusted EBITDA

LTM ended 6/29/2018

($ in millions)
	UCT	QGT	Pro Forma Combined
GAAP Net Income	$84	$20	$105
Provision for Taxes	10	2	11
Interest and Other Expense, net	1	8	9
Depreciation	5	13	18
Amortization	5	2	8
Stock-Based Compensation	10	1	12
Other Non-recurring Items	2	2	5
Adjusted EBITDA	$118	$49	$167

Unaudited Combined Pro Forma Revenue
LTM ended 6/29/2018
($ in millions)
	UCT	QGT	Pro Forma Combined
Revenue	$1,097	$231	$1,327